UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2010

BIOHEART, INC.

(Exact name of registrant as specified in its charter)

Florida	1-33718	65-0945967

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13794 NW 4th Street, Suite 212, Sunrise, Florida	33325

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 835-1500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 19, 2010, the Board of Directors of Bioheart, Inc. (the “Company”) appointed Mike Tomas as the Company’s President and Chief Executive Officer, and as a director. Mr. Tomas (44) has been President for the past nine years of The ASTRI Group, an early stage private equity investment company in Florida with an investment in Bioheart since 2001. In 2003, he joined Bioheart’s board as the independent representative of The ASTRI Group. ASTRI provides capital, business development and strategic marketing support to emerging private companies. Mr. Tomas will continue to serve as President of The ASTRI Group. Previously from 1983 to 2001, Mr. Tomas held ascending executive positions including Chief Marketing Officer at Avantel, a $1 billion dollar joint venture with MCI. Upon retiring from MCI and WorldCom, Tomas joined other ex-MCI executives and helped raise $40M in venture capital to form Ineto, an integrated customer communications software solution that was successfully sold in 2001. Today Mr. Tomas sits on the boards of Perimeter Internetworking (SaaS providing secure transfer of information for medical and financial institutions), Avisena (revenue cycle management for medical practices) and Total Home Health (Medicare-certified home care provider).  Mr. Tomas is also the current chairman of the Global Entrepreneurship Center at Florida International University and a founding coach/mentor at the University of Miami’s Launch Pad at the Toppel Center.  Mr. Tomas holds a Masters of Business Administration from the University of Miami and a Bachelors degree from Florida International University. This experience, together with his other board experience and his extensive experience in strategic development, makes him well-qualified to serve on, and a valuable member of, our Board of Directors.

A copy of the Company’s employment agreement with Mr. Tomas is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

On June 20, 2010, the Board of Directors appointed Howard J. Leonhardt as a director to fill a vacancy created by director resignations received by the Company on June 19, 2010, and he has accepted the appointment. Mr. Leonhardt is the Company’s founder and a former Chief Executive Officer of the Company, and currently serves as its Chief Scientific and Technology Officer.

Mr. Leonhardt served as our Chairman of the Board and Chief Executive Officer since the Company’s incorporation in August 1999, until March 2007. He resumed his position as Chief Executive Officer in July 2008 and served until August 2009. He has served as the company’s Chief Technology Officer since March 2007. Mr. Leonhardt also served as the company’s Executive Chairman from March 2007 until March 2008. In 1986, Mr. Leonhardt founded World Medical Manufacturing Corporation, or World Medical, and served as its Chief Executive Officer from 1986 until December 1998 when World Medical was acquired by Arterial Vascular Engineering, Inc., or AVE. AVE was acquired by Medtronic, Inc. in January 1999. Mr. Leonhardt was the co-inventor of World Medical’s primary product, the TALENT (Taheri-Leonhardt) stent graft system. From December 1998 until June 1999, Mr. Leonhardt served as President of World Medical Manufacturing Corporation, a subsidiary of Medtronic. Scientific articles written by Mr. Leonhardt have been published in a number of publications including Techniques in Vascular and Endovascular Surgery and the Journal of Cardiovascular Surgery. Mr. Leonhardt received a diploma in International Trade from the Anoka-Hennepin Technical College, attended the University of Minnesota and Anoka-Ramsey Community College and holds an honorary Doctorate Degree in Biomedical Engineering from the University of Northern California.

On June 19, 2010, Peggy A. Farley resigned as Chief Financial Officer and Chief Operating Officer, effective July 1, 2010, and Karl E. Groth, Ph.D. resigned as the Chief Executive Officer of Bioheart, Inc.

(the “Company”). However, each shall remain on the Company’s Board of Directors and Dr. Groth shall remain as its Chairman. On June 19, 2010, the Company also received a letter from Ms. Lee Jones resigning from the Board of Directors effective as of June 18, 2010. None of these resignations indicated as a reason any dispute with the Board of Directors, or the management of the Company and, in each case, a copy of this current report on Form 8-K was furnished to the director for review prior to its filing.

Item 8.01	Other Events

Annual Meeting Date

The Company announced that the date for its annual meeting of shareholders has been changed to November 17, 2010. The meeting will be held in Broward County, Florida at a location to be announced at a later date.

On June 23, 2010, the Company issued a press release with regard to these management and Board changes. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1 99.1	Employment Agreement with Mike Tomas. Press Release of Bioheart, Inc. dated June 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2010

BIOHEART, INC.
By:	/s/ Karl Groth
Karl Groth Chairman of the Board of Directors